Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-17331 on Form S-8 pertaining to the Broadway Financial Corporation Stock Option Plan for Outside Directors and the Broadway Financial Corporation Long Term Incentive Plan and Registration Statement No. 333-102138 on Form S-8 pertaining to the Broadway Financial Corporation Long Term Incentive Plan of our report dated March 31, 2008 on the consolidated financial statements of Broadway Financial Corporation, which report is included in Form 10-KSB for Broadway Financial Corporation for the year ended December 31, 2007.

Crowe Chizek and Company LLP

South Bend, Indiana

March 31, 2008